Exhibit 4.06

Description of Registered Securities

(a) Capital Stock.

We were authorized by our Certificate of Incorporation to issue an aggregate of 200,000,000 shares of Common Stock, with a par value of $ 0.0001 when we filed our Form-10 on August 23, 2011. As of June 30, 2011, 21,600,000 shares of Common Stock were issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. We had one stockholder when we filed our Form-10 on August 23, 2011. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

The description of certain matters relating to the securities is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to this Annual Report 10-K.

(b) Debt Securities.

None.

(c) Warrants and Rights.

None.

(d) Other Securities to Be Registered.

None.